                              AMENDMENT NO. 1 TO
                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of August 29, 1995 (this "Amendment"), is by and among United Healthcare Corporation ("Acquiror"), Montana Acquisition, Inc. ("Acquiror Sub"), The MetraHealth Companies, Inc. (the "Company"), Metropolitan Life Insurance Company ("MetLife"), The Travelers Insurance Company ("TIC"), The Travelers Insurance Group Inc. ("TIG"), and MetLife HealthCare Holdings, Inc. ("MHH"). TIC, TIG and MHH are referred to herein individually as a "Stockholder" and collectively as the "Stockholders." Capitalized terms used and not otherwise defined in this Amendment have the meanings set forth in Merger Agreement (as defined below).

     WHEREAS, Acquiror. Acquiror Sub, the Company, the Stockholders and MetLife are parties to an Agreement and Plan of Merger, dated as of June 25, 1995 (the "Merger Agreement"); and

     WHEREAS, the parties desire to amend the Merger Agreement on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Amendment, the parties agree as follows:

     1.  Amendments to Merger Agreement.

     (a) Section 2.01(a) of the Merger Agreement is hereby amended as follows:

         (i) by deleting the word "and" at the end of clause (cc) of Section 2.01(a);

         (ii) by deleting the "." at the end of clause (dd) of Section 2.01(a) and replacing it with "; and"; and

         (iii) by adding a new clause (ee) immediately following clause (dd) of
Section 2.01(a) as follows:

     "(ee) each holder of Company Common Stock (other than TIC, TIG and MHH) shall be required to make such election not later than September 28, 1995. Prior to such date, a notice of election shall be sent by the Company to each such holder, which notice in form and substance shall be reasonably acceptable to the Company, Acquiror and the Stockholders. In the event Acquiror does not receive such election from any holder on or before September 28, 1995, such holder shall be deemed to have elected to receive all Cash Consideration and no Acquiror Preferred Stock."

     (b) The portion of Exhibit 2.03 attached to the Merger Agreement captioned "Medical Expense and Other Benefits Accrual Adjustment ("Claims Accrual Adjustment")" is hereby amended as follows:

         (i) by adding a new Section VI. immediately following Section V. as follows:

"VI.  CERTAIN EXPLANATORY PROVISIONS
      ------------------------------

A. The word "corresponding" used throughout the portion of Exhibit 2.03 attached to the Merger Agreement captioned "Medical Expense and Other Benefits Accrual Adjustment ("Claims Accrual Adjustment")" is not intended to limit the reported medical expense, dividend/retro expense or loss adjustment expense ("LAE") to that associated specifically with dates of service in 1995 or earned in 1995. Therefore, these amounts will continue to include any adjustments reported in 1995 relating to medical expense, dividend/retro expense or LAE with dates of service in or earned in years prior to 1995.

Similarly, in calculating the accrual adjustment for LAE, the completion factor process set forth in Exhibit 2.03 to adjust LAE relative to claims with dates of service in 1995 will also be performed regarding LAE associated with claims with dates of service in 1994 and prior years, substituting the respective 1994 LAE factors used by each of the Stockholders, such that any favorable or unfavorable impact on 1995 reported LAE arising from LAE associated with claims with dates of service in 1994 and prior years is eliminated.

B. Medical expense, dividend/retro expense and LAE, as used throughout Exhibit 2.03, will in all cases exclude the effect of adjustments, if any, to reserves for adverse deviation, whether or not expressly noted."

     2. Effect of Amendment. This Amendment amends the Merger Agreement as set forth in Section 1 above, and the Merger Agreement, as amended hereby, shall remain in full force and effect following execution and delivery of this Amendment.

     3.  Miscellaneous.

     (a) This Amendment may be amended by the parties only in the manner set forth in the Section 12.03 of the Merger Agreement. Any provision of this Amendment may be waived only in the manner set forth in Section 12.04 of the Merger Agreement.

     (b) This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

     (c) This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 *          *          *          *          *

  IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first written above.


UNITED HEALTHCARE CORPORATION       MONTANA ACQUISITION, INC.


By  /s/ William W. McGuire          By /s/ William W. McGuire
    ---------------------------        -----------------------------

Its                                 Its
    ---------------------------        -----------------------------


THE TRAVELERS INSURANCE             THE TRAVELERS INSURANCE
  COMPANY                             GROUP INC.


By  /s/ Jay S. Fishman              By /s/ Jay S. Fishman
    ---------------------------        -----------------------------


Its                                  Its
    ---------------------------        -----------------------------



METROPOLITAN LIFE INSURANCE         METLIFE HEALTHCARE HOLDINGS,
  COMPANY                             INC.


By  /s/ John D. Moynahan            By  /s/ John D. Moynahan
    ---------------------------        -----------------------------

Its                                 Its
    ---------------------------        -----------------------------



THE METRAHEALTH COMPANIES,
  INC.


By  /s/ K. L. Simmons
    ---------------------------

Its
    ---------------------------